UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2005

CERTEGY INC.

(Exact name of registrant as specified in its charter)

Georgia	001-16427	58-2606325
(State or other Jurisdiction of incorporations)	(Commission File Number)	(IRS Employer Identification No.)

100 2nd Avenue South Suite 1100 S St. Petersburg, FL	33701
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (727) 227-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD DISCLOSURE

Certegy Inc. (“Certegy”) is furnishing the following information and Exhibit pursuant to Item 7.01 of Form 8-K.

On May 23, 2005, NOVA Information Systems (“NOVA”) issued a press release announcing it had entered into an agreement to acquire Certegy’s merchant acquiring business. A copy of the press release is attached as Exhibit 99.1.

Certegy’s merchant acquiring portfolio generates approximately $4.5 billion in volume annually. Approximately $1.5 billion of this volume is not currently part of the acquisition by NOVA. This remaining portfolio volume is expected to be sold in the near future. In total from these dispositions, Certegy expects to receive after-tax proceeds of approximately $42 to $44 million, and a net after-tax gain of approximately $16 to $17 million, or $0.25 to $0.27 per diluted share. Closing of the acquisition by NOVA is planned after the required regulatory approvals are obtained.

The information in the Report, including the Exhibit attached hereto, is furnished solely pursuant to Item 7.01 of this Form 8-K. Consequently, it is not deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or Securities Act of 1933 if such subsequent filing specifically references this Form 8-K.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits:

Exhibit No.	Description
99.1	NOVA Information Systems press release dated May 23, 2005 announcing an agreement to acquire Certegy Inc.’s merchant acquiring business (furnished pursuant to Item 7.01 of Form 8-K).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERTEGY INC.

	By:	/s/ Michael T. Vollkommer
Michael T. Vollkommer
Date: May 23, 2005		Executive Vice President and Chief Financial Officer